UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2015

FIRST ASIA HOLDINGS LIMITED

 (Exact name of registrant as specified in its charter)

Canada (State of Incorporation)	000-30801 (Commission File No.)	N/A (IRS Employer Identification No.)

Suite 823-825, 8/F Ocean Center, Harbour City, 5 Canton Road Tsim Sha Tsui Kowloon, Hong Kong
(Address of principal executive offices)

Registrant’s Telephone Number, including area code:  852-31523168

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Resignation of Director

On April 2, 2015, Mr. Lee Siew Weng Thomas resigned as a director of First Asia Holdings Limited (the “Company”), a Canadian corporation.  The resignation of Mr. Lee was not due to a disagreement with the Company.

Appointment of Director

On April 2, 2015, the board of directors of the Company appointed Mr. Kwok Man Yee Elvis as a director of the Company to fill the vacancy created by the resignation of Mr. Lee Siew Weng Thomas.

Mr. Kwok Man Yee Elvis, age 35, is the Executive Director of the Company. He is a Canadian resident. Currently, he also serves as Head of Finance of The Dessert Kitchen Holding Limited whose principal business operations are focused on retail catering.  Mr. Kwok Man Yee Elvis has over 10 years of experience in banking, financial and accounting fields in Hong Kong. In early 2003, he commenced his career in Citibank N.A Hong Kong where his responsibility was to analyze complex financial information for risk management. He then moved to the Wealth management department of ABN Amro Bank where he developed his financial analytic skills relating to credit analysis.  In late 2009, he joined a China Realty Company where his duty was to maintain the high-net-worth individual clients for Mainland China Market by directing over 100 property staff to develop, implement and adhere to programs and policies. In late December 2012, he joined The Dessert Kitchen Holding Limited as Head of Finance.

The Company does not have any employment agreements with the newly elected director.  Additionally, there were no transactions during the last two years, or proposed transactions, to which the Company was or is to be a party, in which the new director or officers had or is to have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST ASIA HOLDINGS LIMITED

Date: April 3, 2015

By: /s/ Luk Lai Ching Kimmy

Ms Luk Lai Ching Kimmy, Director

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